Exhibit 99.1

News

September 20, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK announces 2005 guidance; reaffirms 2004 guidance

Tulsa, Oklahoma — ONEOK, Inc. (NYSE:OKE) today announced earnings guidance for 2005 in the range of $2.22 to $2.28 per diluted share of common stock. Additionally, the company reaffirmed its earnings guidance for 2004 in the range of $2.18 to $2.24 per diluted share of common stock.

ONEOK Chairman, President and Chief Executive Officer, David Kyle, said, “We believe in 2005 we will see earnings growth in our production, gathering and processing and distribution segments. As we have stated before, we no longer include in our earnings targets income from financial trading activities. The 2005 guidance for our energy services segment includes only margins from our physical storage and marketing businesses. While we may benefit from some trading activities, those margins will be accretive to this guidance.”

Kyle also added, “Our recently announced acquisition of Northern Border Partners will be slightly accretive to 2005 and is included in our range of earnings per share.”

Production

Operating income is forecasted to be up over 34 percent in 2005 compared with 2004. We anticipate higher average natural gas prices on unhedged volumes and higher natural gas prices on our production hedges. For 2005, we are about 41 percent hedged on our expected production. Natural gas production is anticipated to be slightly above the prior year at 19.9 Bcf. Currently 7.3 Bcf of our 2005 natural gas production is hedged at a net wellhead price of $5.68 per Mcf. An additional 0.9 Bcf of our first quarter natural gas production is hedged at a net wellhead price of $6.12 per Mcf. The realized price for 2004 natural gas production is forecast to be $5.28 per Mcf at the wellhead. Additionally, the company has hedged approximately 45 percent or 182,000 barrels of its oil production for 2005 at a NYMEX price of $39.75. Oil production for 2005 is estimated at 406,000 barrels.

Gathering and Processing

Although we anticipate commodity prices for natural gas liquids (NGLs) and natural gas sold under percentage-of-proceeds contracts to be lower in 2005, operating income is expected to increase in 2005 because of the continued effect of higher NGL to natural gas spreads for keep-whole contracts. Natural gas prices are projected for 2005 at an average NYMEX price of $5.75 and crude oil is projected at an average price of approximately $35 per barrel. Additionally, we

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ONEOK announces 2005 guidance;

reaffirms 2004 guidance

September 20, 2004

project the Conway OPIS composite NGL price per gallon to be about $0.65 for 2005. Results will vary due to changes in operations to enhance results from price movements.

These estimates also reflect the continued restructuring of unprofitable contracts and the addition of conditioning language in keep-whole contracts that provides a floor related to unfavorable processing spreads. The company expects wellhead volumes to remain flat year over year.

Transportation and Storage

Operating income is expected to be comparable to 2004. Assumptions for this business unit include operating and capital expenditures remaining flat as compared to 2004 coupled with a slight increase in throughput.

Distribution

Operating income is expected to increase by approximately 6 percent based on the impact of both rate increases achieved in 2004 and certain rate actions planned for 2005. The revenue increases will be somewhat offset by higher employee costs within the segment.

Energy Services

Energy Services is projecting operating income of $131 million in 2005 from providing physical energy services that include natural gas storage, transportation and marketing activities to end-use markets and the utility sector. Currently we are forecasting no margin for trading opportunities in 2005. As a point of reference the 2004 guidance of $155 million for energy services includes $27 million from trading opportunities.

Other Issues

•	Capital expenditures for 2005 are expected to be in the range of $230 to $250 million compared to $270 to $280 million in 2004.

•	Depreciation expense is expected to be in the range of $195 million. Deferred taxes are estimated to be $45 million.

•	Cash flows before changes in working capital are anticipated to exceed capital expenditures and dividends by $130 million to $140 million.

•	The mandatory convertible equity units impact the number of shares used to calculate earnings per share. The impact of these securities for 2005 and the assumptions used for the calculations are shown in the attached table.

•	Common stock dividends have been forecast at $1.00 per share based on the September 16, 2004, dividend increase declared by the ONEOK Board.

The attached table contains a summary income statement for the company.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission primarily in the mid-continent areas of the United States. The company’s energy services operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK announces 2005 guidance;

reaffirms 2004 guidance

September 20, 2004

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, management’s plans and objectives for future operations, expectations relating to pending or possible acquisitions and dispositions, expectations as to the dividend level on our common stock, business prospects, outcome of regulatory proceedings, market conditions, and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained in this press release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including estimates for oil and gas reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of terrorist attacks or the threat of terrorist attacks;

•	risks associated with the adequate supply of natural gas to our gathering and processing facilities, including from production declines, which outpace new drilling;

•	risks associated with a misstatement of the volumes and revenues due to implementation of the new customer service system;

•	the impact of the outcome of pending and future litigation; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

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ONEOK announces 2005 guidance;

reaffirms 2004 guidance

September 20, 2004

ONEOK, Inc. and Subsidiaries

EARNINGS GUIDANCE

(In Millions, except per share data)	2004 Guidance	2005 Guidance
Operating Income
Production	$49	$66
Gathering and Processing	99	117
Transportation and Storage	50	50
Distribution	118	125
Energy Services	155	131
Other	1	1

Operating income	472	490
Other income/expense	2	1
Interest	99	100
Income taxes	145	151

Net Income	$230	$240

Earnings Per Share of Common Stock - Diluted	$2.21	$2.25

Average Shares of Common Stock - Diluted
Average shares of common stock outstanding	102.2	105.1
Mandatory convertible equity units and other dilutive components	1.9	1.3

Total Average Shares of Common Stock - Diluted	104.1	106.4

Total Capital Expenditures	$275	$235

Cash Flow from Operations
Cash flow from operations before changes in working capital	$522	$461
Less Dividends	87	90
Less Capital Expenditures	275	235

Surplus	$160	$136